Exhibit 99.1

FOR IMMEDIATE RELEASE		Park Bancorp, Inc.	February 23, 2006
	Contact:	David A. Remijas
President/CEO
(630) 969-8900

Park Bancorp, Inc.

2005 Fourth Quarter and Annual Earnings

Quarterly Dividend Declared

Chicago, IL – Park Bancorp, Inc., (NASDAQ-PFED), the holding company for Park Federal Savings Bank, announced earnings for the quarter and year ended December 31, 2005.

Park Bancorp, Inc. also announced that the Board of Directors has declared a cash dividend of $.18 per share of common stock for the quarter ended December 31, 2005. The dividend will be payable on February 28, 2006 to shareholders of record on February 17, 2006. This is the twenty-ninth consecutive quarterly dividend paid to shareholders.

Net income for the three months ended December 31, 2005 was $422,000, or $.40 per share, compared to $658,000, or $.61 per share, for the same period in 2004. The 2005 results were impacted by a decrease in net interest income and a decrease in non-interest income offset by a decrease in the provision for loan losses.

Net income for the year ended December 31, 2005 was $1.3 million, or $1.21 per share, compared to $2.5 million, or $2.36 per share, for 2004. This was due to a decrease in net interest income, a decrease in non-interest income and an increase in non-interest expense offset by a decrease in the provision for loan losses.

Net interest income before provision for loan losses decreased to $1.8 million for the three months ended December 31, 2005, from $2.0 million for the three months ended December 31, 2004. For the quarter ended December 31, 2005 and the corresponding three-month period in 2004, total interest income was $3.4 million. Total interest expense increased to $1.5 million for the three months ended December 31, 2005, from $1.4 million for the three months ended December 31, 2004, due to an increase in the cost of funds.

Non-interest income was $207,000 for the quarter ended December 31, 2005, compared to $1.2 million for the quarter ended December 31, 2004. The change was primarily due to the sale of 3.5 acres in Naperville, Illinois for a gain of $947,000 in 2004.

Non-interest expense decreased to $1.4 million for the quarter ended December 31, 2005, from $1.5 million for the quarter ended December 31, 2004. This was attributable to lower compensation costs.

Total assets at December 31, 2005 were $240.0 million, compared to $267.6 million at December 31, 2004.

The loan portfolio decreased to $159.4 million at December 31, 2005 from $167.5 million at December 31, 2004. During the same period, non-performing assets increased to $4.9 million, or 2.03% of total assets, from $3.2 million, or 1.20% of total assets, a year ago. The increase was due primarily due to a condominium conversion loan of $1.8 million. Based on current information available to management, reserves of $299,000 have been established for this loan.

Deposit accounts decreased to $149.0 million at December 31, 2005, from $166.1 million at December 31, 2004. The change was due to a decrease in certificate money, market and passbook accounts.

Borrowings decreased to $56.7 million at December 31, 2005, from $67.2 million at December 31, 2004 due to a decrease in Federal Home Loan Bank advances.

Stockholders’ equity at December 31, 2005 was $30.6 million, which is equivalent to 12.7% of total assets. Book value at December 31, 2005 was $28.58 per share. The decrease in stockholders’ equity from December 31, 2004 was attributable to the repurchase of 32,927 shares at an average price of $31.20, unrealized loss on securities available-for-sale of $583,000, dividends paid of $763,000 offset by net income and 16,107 options exercised at an average price of $15.65.

Park Federal Savings Bank was founded in 1921 and operates three offices in the Chicago area.

Forward-Looking Information

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions, and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Park Bancorp, Inc.

Consolidated Financial Highlights (unaudited)

Dollars in thousands (except for book value and earnings per share)

Selected Financial Data:	December 31, 2005	September 30, 2005	December 31, 2004

Total assets	$239,999	$248,035	$267,620
Loans receivable, net	159,389	161,597	167,466
Interest bearing deposits	663	4,631	11,499
Securities	59,930	62,506	70,864
Deposits	149,004	156,304	166,125
Borrowings	56,721	57,310	67,240
Total stockholders’ equity	30,556	30,287	30,907
Book value per share[1]	$28.58	$28.59	$28.81

Non-accrual loans	$4,744	$7,001	$3,125
Real estate owned	132	89	84
Non-performing assets	$4,876	$7,090	$3,209
Non-performing assets to total assets	2.03%	2.86%	1.20%
Allowance for loan losses	$1,688	$1,690	$1,374
Allowance for loan losses to gross loans receivable	1.01%	1.01%	.79%

1Book value per share represents stockholders’ equity divided by outstanding shares exclusive of unearned ESOP shares.

Selected Operating Data:	Three Months Ended Dec. 31, 2005	Three Months Ended Dec. 31, 2004	Twelve Months Ended Dec. 31, 2005	Twelve Months Ended Dec. 31, 2004

Interest income	$3,350	$3,429	$13,265	$13,689
Interest expense	1,514	1,397	5,826	5,277

Net interest income	1,836	2,032	7,439	8,412
Provision for loan losses	—	816	317	816

Net interest income after provision for loan losses	1,836	1,216	7,122	7,596
Non-interest income	207	1,174	794	2,053
Non-interest expense	1,446	1,502	6,139	5,959

Income before income taxes	597	888	1,777	3,690
Income tax expense	175	230	493	1,162

Net income	$422	$658	$1,284	$2,528

Selected Performance Ratios:
Return on average assets	0.69%	0.97%	0.50%	0.93%
Return on average equity	5.52%	8.44%	4.19%	8.33%
Average equity to average assets	12.53%	11.48%	12.02%	11.22%
Equity to total assets at end of period	12.73%	11.55%	12.73%	11.55%
Average interest rate spread	3.07%	3.03%	2.97%	3.16%
Net interest margin	3.27%	3.20%	3.15%	3.32%
Average interest-earning assets to average interest-bearing liabilities	107.16%	107.63%	107.03%	107.49%
Non-interest expense to average assets	2.37%	2.21%	2.41%	2.22%
Efficiency ratio	70.78%	46.85%	74.57%	56.94%